Exhibit 10.1
GAS PURCHASE AGREEMENT
          This Agreement is made and entered into as of November 21, 2007, by and between WTG Benedum Joint Venture (as “Buyer”) and Approach Oil & Gas Inc. and Approach Operating, LLC (as “Seller”).
          WHEREAS, Seller owns or controls natural gas produced from the properties outlined in yellow on Exhibit “A” attached hereto and made a part hereof (the “Area of Interest”); and
          WHEREAS, for any section of land in the Area of Interest that is partially outlined in yellow, the entirety of such section shall be considered to be part of the Area of Interest for purposes of this Agreement; and
          WHEREAS, Seller desires to sell and Buyer desires to purchase natural gas produced from present and future wells located in the Area of Interest; and
          WHEREAS, Buyer agrees to install or has in place certain facilities (“Facilities”) to effect receipt and purchase of natural gas production owned or marketed by Seller as a source of supply for Buyer’s facilities, and for other purposes.
          NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, Buyer and Seller hereby agree as follows:
1.	Commitment. Buyer agrees to accept and purchase, and Seller agrees to deliver and sell and hereby dedicates to the performance of this Agreement all natural gas produced from the present and future well(s) located on the acreage described or depicted in the Area of Interest on Exhibit “A”, attached hereto and made a part hereof, which Seller owns, controls, or represents with respect to any and all interests, now or hereafter acquired (“Dedicated Gas”). Title to the gas shall pass at the Receipt Point(s) from Seller and shall vest in Buyer without regard to the purpose for which said gas may thereafter be used by Buyer. Seller reserves the following rights with respect to all of said natural gas and said well(s) and the lease(s) covering said well(s).
(a) to operate said well(s) and  lease(s)  free from any control by Buyer and in such manner as Seller, in Seller’s sole discretion, may deem advisable, including without limitation the right to determine the maximum efficient rate of flow for any well(s), the right to drill new well(s), to repair and rework old well(s), and to abandon any well or terminate or surrender any  lease(s) when it no longer is deemed by Seller to be capable of producing gas in paying quantities under normal methods of operation.
(b) to pool or unitize Seller’s lease(s) with other lease(s).
(c) to use gas produced from said well(s) and lease(s) for developing and operating said lease(s) and for fulfilling obligations to the lessors in Seller’s lease(s) or for delivery in kind to lessors as required under said lease(s); provided, that gas so used is to be taken upstream from any of Buyer’s facilities.
(d)  to retain oil and liquid hydrocarbons separated from the gas, prior to delivery to Buyer at the Receipt Point(s), by the use of conventional mechanical gas/liquid separators.
2.	Facilities. Buyer shall own, operate, and maintain all pipeline and other facilities located downstream from the Receipt Point defined herein, including Buyer’s Measuring Station. Seller shall own, operate, and maintain all equipment and other property located upstream from the Receipt Point defined herein. Except in the event of (a) termination or cancellation by Buyer (which termination or cancellation is not caused by the default of Seller), or (b) force majeure as set forth in Section 5 of Exhibit “C” hereto, if Seller fails to deliver one million four hundred and sixty thousand (1,460,000) Mcf to Buyer hereunder prior to February 1, 2010 or if Seller should cancel or terminate this Agreement on any earlier date (unless such cancellation or termination is caused by the default of Buyer), then Seller shall pay to Buyer within thirty days of any such date an amount computed in accordance with the following formula:

$932,000.00 X (1,460,000 Mcf minus Actual Mcf Volume Delivered to Buyer Hereunder Prior to February 1, 2010) 1,460,000 Mcf
3.	Pressure. Seller’s gas shall be delivered at pressures sufficient to overcome the pressure maintained from time to time on Buyer’s Facilities at the Receipt Point(s) defined hereinbelow. The pressure at the Receipt Point shall be derived solely from the data provided by Buyer, provided that such pressure shall not exceed 1,100 psig.
4.	Primary Term. This Agreement shall become effective on the date first written above and shall continue in effect for a Primary Term of five (5) years from the first day of the month following the date of first delivery hereunder. Thereafter, this Agreement shall continue in effect on a year-to-year basis; however, either party shall have the right to terminate this Agreement at the expiration of the Primary Term or any anniversary date thereafter by giving to the other party at least 90 days prior written notice.
5.	Pricing and Financial Terms. The consideration and terms of payment for Seller’s gas and all of its components received by Buyer at each Receipt Point hereunder shall be as set forth in Exhibits “B” and “B-1” of this Agreement.
6.	Profitability. In the event the gathering and/or processing of Seller’s gas becomes unprofitable (as demonstrated by the books and records of Buyer) due to compliance with rules, regulations or orders of any local, state or federal governmental authority, or a material change in the volume and/or content of said natural gas, Buyer may terminate the Agreement in its entirety following ninety (90) days prior written notice. In no event shall Buyer exercise this provision before February 1, 2010. In the event that Buyer should terminate this Agreement pursuant to this Section 6, then Buyer will transport Seller’s gas for a mutually agreeable fee throughout the remainder of the term of this Agreement (as if this Agreement had not been cancelled or terminated), provided, however, such fee shall not exceed twenty-five cents ($0.25) per MMBtu.
7.	Buyer’s Reservations. The receipt and delivery of gas by Buyer shall comply with the General Terms and Conditions attached hereto as Exhibit “C” and made a part hereof. The performance of Buyer under this Agreement is further subject to laws and regulations, either State or Federal, and shall comply with all valid present and future orders, rules, and regulations of duly constituted authorities having jurisdiction. With regards to the quality specifications contained therein, if any gas hereunder does not meet said specifications, then Seller shall promptly bring the gas into compliance prior to its delivery to Buyer at the Receipt Point(s). Acceptance of non-conforming gas shall not constitute any waiver of Buyer’s rights to accept or reject all or part of any gas under this Agreement not meeting the quality specifications.
8.	Modifications. Modifications to this Agreement will only be allowed through express written agreement executed by authorized officers or representatives of both Buyer and Seller.
9.	Taxes and Royalties. Seller shall bear all production, severance, excise, and similar taxes imposed or levied by the state or any other governmental agency on the gas and all of its components until they are produced, sold, or delivered hereunder, as applicable. The price payable shall be inclusive of all such taxes, and Seller shall remit such taxes to the proper governmental agency. Buyer shall bear all taxes that may be imposed on Buyer at and after title and possession of the gas and all of its components delivered hereunder passes to Buyer. Furthermore, Seller shall be responsible for all royalties, bonus payments, production payments, and the like accruing from the production and sale of gas and all of its components hereunder.
10.	Indemnification. EACH PARTY AGREES TO PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS THE OTHER PARTY, ITS AFFILIATES, SUBSIDIARIES, AND THEIR RESPECTIVE DIRECTORS, STOCKHOLDERS, OFFICERS, EMPLOYEES, SUCCESSORS, TRANSFEREES AND ASSIGNS (THE “INDEMNIFIED PARTIES”) AGAINST ANY AND ALL CLAIMS, SUITS, LIABILITIES, COST, AND EXPENSE ON ACCOUNT OF INJURY OR DEATH OF PERSONS, DAMAGE TO PROPERTY, OR ENVIRONMENTAL DEGRADATION, WITHOUT LIMIT, RESULTING FROM, ARISING FROM, OR GROWING OUT OF THE INDEMNIFYING PARTIES’ INSTALLATION, OPERATION, AND MAINTENANCE OF THE FACILITIES, APPURTENANCES, OR PROPERTY; OR NEGLIGENT ACTS

OR OMISSIONS OF THE INDEMNIFYING PARTY IN THE POSSESSION AND HANDLING OF GAS OR CONDENSATE WHICH OCCUR WHILE SAME IS IN THE POSSESSION AND CONTROL OF THE INDEMNIFYING PARTY, REGARDLESS OF THE CAUSE OR CAUSES THEREOF, OR BREACH OF THIS AGREEMENT; PROVIDED, THAT IN NO EVENT WILL A PARTY BE LIABLE TO THE OTHER PARTY FOR PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES OR LOSSES. HOWEVER, NEITHER PARTY TO THIS AGREEMENT SHALL BE INDEMNIFIED FOR ITS OWN WILLFUL MISCONDUCT. THE ABOVE INDEMNITY OBLIGATIONS SHALL SURVIVE THE COMPLETION OF THE TERMINATION OF THIS AGREEMENT.
11.	Execution and Assignment. This Agreement shall not become a binding contract between the parties unless and until it has been executed by duly authorized officers or representatives of both Seller and Buyer. Upon full execution, this Agreement shall be binding upon the parties hereto and their representatives, heirs, successors, and assigns. Either party may assign all, but not part, of its rights under this Agreement only with the prior written consent of the other party, such consent not to be unreasonably withheld. The assigning party shall furnish the other party with a copy of the fully executed instrument(s) effecting such assignment, and any change in ownership shall not become effective or binding upon such other party until it receives said document(s), and (ii) the assigning party shall continue to be liable for all of its obligations under this Agreement that occur during or are related to that period of time prior to the receipt by the other party of all instrument(s) effecting such assignment.

Notwithstanding anything to the contrary in this Agreement, Seller may, without Buyer’s consent, assign this Agreement to any Affiliate or Successor (as such terms are defined below). For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means any corporation or other business entity that controls, is controlled by or is under common control with Seller. For purposes of the preceding sentence, “control” means either (i) ownership or voting control, directly or indirectly, of 50% or more of the voting stock, partnership interests or other beneficial ownership interests of the entity in question or (ii) the power to direct the management and policies of such entity.

“Successor” means any one of the following: (i) an entity resulting from a merger, consolidation, reorganization or recapitalization of or with Seller or (ii) a purchaser (or other transferee) of all or substantially all of Seller’s assets and all or substantially all of such Seller’s liabilities (including the liabilities of Seller hereunder).

Notwithstanding any such transfer, Seller shall remain liable for all of Seller’s obligations under this Agreement prior to such transfer.
12.	Notices. Written notification as provided for in this Agreement shall be deemed given when delivered: (a) by U.S. mail or other nationally recognized commercial carrier of mail, postage prepaid, to the following addresses, (b) by hand delivery to the following addresses, or (c) by facsimile transmission, electronically confirmed to the number below:

Approach Oil & Gas Inc.		WTG Benedum Joint Venture
Approach Operating, LLC		4000 N. Big Spring Ste. 114
One Ridgmar Centre		Midland, TX 79705
6500 W. Freeway, Suite 800
Fort Worth, Texas 76116

Attn:	Mr. Bob Howell	Attn:	Contract Administration
Tel:	817-989-9000	Tel:	(432) 620-6105
Fax:	817-989-9001	Fax:	(432) 570-4246
13.	General Terms and Conditions. The General Terms and Conditions attached hereto as Exhibit “C” are hereby made a part of this Agreement.

14.	Termination of Prior Agreements. Upon execution by both parties of this Agreement, and except as otherwise agreed by the parties hereto in writing, all previous contracts and agreements between the parties pertaining to the purchase and sale of Seller’s gas from the Area of Interest shall terminate and be displaced and superseded hereby, except for any audit and/or payment obligations under any such agreements..
15.	Statements and Payment. On or before the 20th day of the month following the month of production, Buyer shall render to Seller a statement reflecting the actual volumes and supporting detail for the payment that will be rendered to Seller on or before the last day of the month following the month of production. If a payment is not rendered within ten (10) days of the date due, interest shall accrue from the due date until the date of payment at a rate equal to the lower of (i) the then-effective prime rate of interest published under “Money Rates” by the Wall Street Journal, plus two percent per annum; or (ii) the maximum applicable lawful interest rate.
     IN WITNESS WHEREOF, the undersigned authorized officers or representatives of Buyer Joint Venture and Seller have executed this Agreement by signature below.

“Seller”		“Seller”

Approach Oil & Gas Inc.		Approach Operating, LLC

By:	/s/ Robert B. Howell	By:	/s/ Robert B. Howell

“Buyer”

WTG BENEDUM JOINT VENTURE, a Texas Joint
Venture by Benedum Gas Partners, L.P., its Managing Venturer, and Upton Gas GP, Inc., its General Partner

By:	/s/ J. L. Davis

J. L. Davis
President

STATE OF Texas
COUNTY OF Tarrant
     BEFORE ME, the undersigned authority, a notary public in and for the State of Texas , Robert B. Howell, personally appeared and is known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he/she is the proper authority and having the proper capacity to execute the foregoing instrument and has executed the same for the purposes and consideration therein expressed.
GIVEN UNDER MY HAND AND SEAL OF OFFICE, this the 21st day of November, 2007.
Print of Stamp Notary’s Name
and Date Commission Expires:

/s/ Pam M. Wilson
Notary Public in and for the State of Texas

STATE OF TEXAS
COUNTY OF MIDLAND
     BEFORE ME, the undersigned authority, a notary public in and for the State of Texas, J. L. Davis, an officer of , WTG BENEDUM JOINT VENTURE, a Texas Joint Venture by Benedum Gas Partners, L.P., its Managing Venturer, and Upton Gas GP, Inc., its General Partner Inc., personally appeared and is known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity therein stated.
GIVEN UNDER MY HAND AND SEAL OF OFFICE, this the 26th day of November, 2007.
Print of Stamp Notary’s Name
and Date Commission Expires:

/s/ Dana Johnson
Notary Public in and for the State of Texas

EXHIBIT “A”
     This Exhibit “A” is for all purposes attached to and made a part of that certain Agreement dated November 21, 2007, by and between WTG Benedum Joint Venture (“Buyer”) and Approach Oil & Gas Inc. and Approach Operating, LLC (“Seller”) covering the properties described below.

EXHIBIT “B”
RESIDUE AND PLANT PRODUCT PRICING CALCULATIONS
     This Exhibit “B” is for all purposes attached to and made a part of that certain Agreement dated November 21, 2007, by and between WTG Benedum Joint Venture (“Buyer”) and Approach Oil & Gas Inc. and Approach Operating, LLC (“Seller”). Said price and consideration payable to Seller hereunder shall be based on and determined from a percentage of the value of Plant Products and Surplus Residue Gas attributable to Seller’s gas hereunder as defined below:
1.	Settlement Percentage of the Value of Plant Product Due Seller: Eighty-eight Percent (88%)

2.	Settlement Percentage of the Value of Surplus Residue Gas Due Seller: Eighty-eight Percent (88%)

3.	Field Fuel & Loss Allowance: 6.0% of the volume delivered at the Receipt Point hereunder by Seller

4.	Component Plant Product Recovery Rates:

Ethane	75%
Propane	85%
Iso-Butane	97%
Normal Butane	97%
Pentanes and Heavier	97%
5.	Plant Fuel & Loss Allowance: 1.82% of the volume delivered at the Receipt Point hereunder by Seller.

6.	Plant Product Price: The Plant Product Price for each component product shall be the average component price per gallon published during the month in which deliveries are made hereunder by the “Oil Price Information Service” or “OPIS” publication for Mt. Belvieu, (“Purity Ethane” for ethane and “Non-TET” for propane and heavier hydrocarbons), less a “T&F Fee” of $0.058 per gallon for product transportation, fractionation, handling, and marketing charges. Said T&F Fee shall be adjusted simultaneously and proportionately to reflect actual transportation and fractionation fee changes incurred after October 31, 2007 by Buyer for gas purchased from Seller. Should the above mentioned OPIS publication or the referenced prices no longer be available, a mutually acceptable replacement listing component prices at Mt. Belvieu shall be used.

7.	Monthly Index Price: The Monthly Index Price shall mean the index price posted for “West Texas WAHA” on or about the first of each production month by McGraw-Hill’s “Inside F.E.R.C.’s-Gas Market Report” publication under the table entitled “Delivered Spot-Gas Prices” less $0.08. A mutually agreeable successor index shall be used in the event that the above referenced index is no longer published or available.

8.	Plant Product MMBtu Conversion Factors (Gallons to MMBtu Volumes): The factors to be used to convert the component gallons of plant products attributable to Seller’s gas hereunder shall be as follows:

Ethane	0.066320
Propane	0.091523
Iso-Butane	0.099692
Normal Butane	0.103732
Pentanes and Heavier	0.119000
9.	Monthly Settlement Computatin Method: The monthly compensation due Seller for gas purchased by Buyer hereunder shall be made in accordance with the illustration attached hereto as Exhbit “B-1”
10. Notwithstanding anything to the contrary herein, effective the first day of the month following the date on which Seller delivers one million four hundred and sixty thousand (1,460,000) Mcf to Buyer hereunder, the payment percentages referenced above in 1. and 2. of this Exhibit “B” shall be increased to ninety percent (90%) for the duration of this Agreement.

EXHIBIT “B-1”
FINANCIAL TERMS FOR PRICING CALCULATIONS
     This Exhibit “B-1” is for all purposes attached to and made a part of that certain Agreement dated November 21, 2007, by and between WTG Benedum Joint Venture (“Buyer”) and Approach Oil & Gas Inc. and Approach Operating, LLC (“Seller”). As full consideration for Seller’s gas and all components thereof purchased by Buyer hereunder, Buyer shall pay to Seller a value computed in accordance with the method used in the following illustration:

Exhibit “C”
     This Exhibit “C” is for all purposes attached to and made a part of that certain Agreement dated November 21, 2007, by and between WTG Benedum Joint Venture (“Buyer”) and Approach Oil & Gas Inc. and Approach Operating, LLC (“Seller”).
GENERAL TERMS AND CONDITIONS
1.	Definitions. Except in those certain instances where the context states another meaning, the following terms, when used in these General Terms and Conditions or in the Agreement into which these General Terms and Conditions are incorporated, shall have the following meanings:
A.	The terms “gas” and “natural gas” shall mean natural gas as produced in its natural state, whether or not stored or processed prior to receipt or delivery, and that meets the respective quality standards for receipt and delivery contained in Article 2 below.

B.	The term “Btu” shall mean British thermal unit and, where appropriate, shall mean the plural thereof. A British thermal unit is the amount of heat required to raise the temperature of one (1) pound of water one (1) degree Fahrenheit at a starting point of sixty (60) degrees Fahrenheit. The term “MMBtu” shall mean one million (1,000,000) Btu.

C.	The term “thermal content” shall mean the aggregate number of Btu contained in that volume, when applied to any volume of gas.

D.	The term “psig” shall mean pounds per square inch gauge. The term “psia” shall mean pounds per square inch absolute.

E.	The term “cubic foot” shall mean the amount of gas required to fill a cubic foot of space at a base pressure of 14.65 psia and at a base temperature of 60 degrees Fahrenheit. The term “MCF/D” shall mean one thousand (1,000) cubic feet of gas per day.

F.	The term “heating value” shall mean, when applied to a cubic foot of gas, the number of Btu produced by the combustion, at a constant pressure, of the amount of gas which would occupy a volume of one (1) cubic foot at a temperature of sixty (60) degrees Fahrenheit if saturated with water vapor and at a constant pressure of fourteen and sixty-five hundredths pounds per square inch absolute (14.65 psia) and under standard gravitational force (acceleration 980.655 centimeters per second2), with air of the same temperature and pressure as the gas, when the products of combustion are cooled to the initial temperature of the gas and air and when the water formed by combustion is condensed to the liquid state; provided, however, if the gas as received and/or delivered contains seven (7) pounds of water vapor or less per one million (1,000,000) cubic feet, such gas shall be assumed to be dry.

G.	The term “day” shall mean a period of time beginning at 9:00 a.m. local time and ending 9:00 a.m. local time the following day.

H.	The term “month” shall mean a period of time beginning at 9:00 a.m. local time on the first (1st) day of a calendar month and extending to 9:00 a.m. local time on the first (1st) day of the following calendar month.

I.	The terms “Receipt Point”, “receipt”, “receive”, or “received” shall refer to Buyer taking physical possession of gas from Seller or Seller’s designee from Seller-owned or Seller’s designee-owned facilities located in the vicinity of Section 8, Block AB, GC&SF RR Co Survey, Crockett County, Texas.

J.	The terms “Delivery Point”, “delivery”, “deliver”, or “delivered” shall refer to the physical transfer of possession of gas from Buyer to any downstream pipeline.

K.	The term “GPM” shall mean the sum of equivalent liquid gallons of contained ethane, propane, butane and natural gasoline (pentanes plus heavier hydrocarbons components) per Mcf as measured by chromatograph analysis.

L.	The term “Plant” shall mean the equipment, gathering system and/or processing facilities constructed for the purpose of removing liquefiable hydrocarbons from natural gas streams and to which Buyer has the right to deliver Seller’s gas for processing.

M.	The term “Plant Products” or “NGLs” shall mean the natural gas liquids, including ethane, propane, butane and natural gasoline and mixtures thereof which may be extracted from the Receipt Point gas stream by Buyer in the liquid extraction process at the Plant as contemplated in Exhibits “B” and “B-1” hereto.

N.	The term “Residue Gas” or “Residue” shall mean the natural gas remaining after liquefiable hydrocarbons are extracted by Buyer at the Plant and the term “Surplus Residue Gas” shall mean that portion of the Residue Gas remaining after Field Fuel and Loss Allowance and Plant Fuel and Loss Allowance as contemplated in Exhibits “B” and “B-1” hereto.

O.	The term “Plant Product Conversion Factor” as used in the calculations in Exhibit “B-1” hereto shall mean the conversion factor, by component, under the volume heading “Btu/gal. fuel as ideal gas” as published in the Gas Processors Association Publication Standard 2145, as amended from time to time.
2.	Quality
2.1	Gas delivered by Seller under this Agreement shall meet the minimum quality specifications below:
A.	No free water or liquid is to be delivered to Buyer hereunder and the gas shall not contain more than seven (7) pounds of water vapor per million cubic feet of gas.

B.	The gas shall be free of objectionable or deleterious substances and other potentially harmful matter and shall be commercially free from dust or other solids, gum, gum-forming constituents, chemicals or hazardous substances other than hydrocarbon gases.

C.	The gas shall not contain any oxygen.

D.	The gas shall not contain more than one-fourth (1/4) grain of hydrogen sulphide per one hundred (100) cubic feet.

E.	The gas shall not contain more than five (5) grains of total sulphur (including the sulphur in any hydrogen sulphide and mercaptans) per one hundred (100) cubic feet.

F.	The gas shall not contain mercaptans in excess of five (5) parts per million by volume.

G.	The gas shall not have a carbon dioxide content in excess of two (2) percent by volume.

H.	The gas shall not contain more than four (4) percent inert gases by volume; provided, however, that Buyer may, on a commercially reasonable efforts basis accept gas having a nitrogen content in excess of (3) three percent if such does not adversely affect Buyer.

I.	The gas shall have a total heating value per cubic foot of not less than eleven hundred (1100) Btu.

J.	The gas shall be received at a temperature not in excess of one hundred (120) degrees Fahrenheit.

K.	The gas shall not be processed prior to receipt by Buyer except through conventional separators and other conventional field devices.
2.2	If, at any time, gas tendered for receipt shall fail to conform to any of the quality specifications set forth above, Buyer may, at its option, refuse to accept receipt of such gas without incurring any liability to Seller.

2.3	Gas tendered to Buyer at the Receipt Point(s) must meet or exceed the quality specifications in Paragraph 2.1 above or such higher standards as may be required at the Delivery Point(s).
3.	Measurement and Tests. The measurement of gas at the Receipt Point(s) shall be in accordance with the following provisions:
3.1	For all of the purposes of this Agreement, a cubic foot of gas shall be that quantity as defined in Section 1(E) of these General Terms and Conditions. For measurement purposes, the atmospheric pressure shall be the greater of (a) thirteen and two-tenths (13.2) pounds per square inch absolute or (b) the actual atmospheric pressure at which the gas is measured. The volumes of gas received and delivered hereunder shall be computed in accordance with methods prescribed in the Gas Measurement Committee Report No. 3 of the American Gas Association as reprinted and revised September 1992, together with all subsequent revisions, supplements and appendices to said Report.

3.2	A representative sample of the gas from each delivery point hereunder shall be taken Buyer for use in settlement computations, quality conformance, or other purpose contemplated by this Agreement. Buyer shall capture samples of Seller’s gas hereunder on either a spot basis, by means continuous sampling device, or by other mutually acceptable method for analysis by chromatography analysis or other instrument or equipment generally accepted in the industry. Spot samples of Seller’s gas hereunder shall be obtained by Buyer (i) at least monthly for delivery points where the volume of Seller’s gas averages one thousand (1,000) Mcf or more per day, (ii) at least quarterly for delivery points where the volume of Seller’s gas averages five hundred (500) Mcf or more per day, (iii) at least semi-annually for delivery points where the volume of Seller’s gas averages more than one hundred (100) but less than five hundred (500) Mcf or more per day or (iv) at least annually for delivery points where the volume of Seller’s gas averages less than one (100) Mcf per day. Such samples shall be analyzed at no cost to Seller. The component analyses of each routine set of samples shall become effective commencing with the first of the month following the month in which samples were taken. Buyer will notify Seller reasonably in advance of the time of any sampling so that Seller may conveniently have its representative present to witness the sampling procedure.

3.3	The gas shall be measured with orifice meters using flange taps and whose computations of volume are made in accordance with provisions of Gas Measurement Committee Report No. 3 of the American Gas Association (1985 edition).

3.4	The flowing temperature of gas shall be determined by means of a recording thermometer, and the arithmetical average of hourly temperatures recorded while gas is flowing during each day shall be used in computing the volume of gas received and delivered during the day.

3.5	If, at any time during the term hereof, a new method or technique is developed with respect to gas measurement or determination of factors used in such gas measurement, such new method or technique may be substituted for the gas measurement set forth herein upon notice by Buyer to Seller.

3.6	Buyer may, at its sole option, install computers, transducers, and other associated sensing devices to accomplish the accurate measurement of gas received and/or delivered.

3.7	It is recognized that all facilities necessary to measure gas at Receipt Point (s) have been or will be installed and in operation as of the date of first delivery of gas to Buyer hereunder. Unless otherwise agreed, Buyer shall install, maintain, and operate all facilities and equipment for the accurate measurement of the gas received, processed, transported, and delivered hereunder. Seller shall have access to the measuring equipment at all reasonable times, including Level 1 electronic data retrieval, but readings, calibrations, and adjustments thereof, and changing of charts, if applicable, shall be done by Buyer unless otherwise agreed.

3.8	Seller shall have the right, at its option, to install, maintain, and operate such check measuring equipment at the Receipt Point(s) as it may desire. Each party shall have the right of access, at all reasonable times when gas is being received or delivered, to the measuring equipment installed by the other party. The calibrating and adjusting of Buyer’s measuring equipment and changing of meter charts on Buyer’s meters shall be done only by Buyer, and the calibrating and adjusting of Seller’s measuring equipment and changing of meter charts on its check meters shall be performed only by Seller. Buyer, upon request by Seller, or Seller, upon request by Buyer, shall mail or deliver to the other all meter charts and/or records used in measurement of gas received and delivered hereunder during any specified period for which charts and/or records are required to be retained as hereinafter provided, but such charts and/or records shall be mailed or returned to Buyer or Seller, as the case may be, within thirty (30) days after their receipt.

3.9	Each party shall have the right to be present at the time of any installation, testing, cleaning, changing, repairing, inspection, calibration, or adjusting of measuring equipment of another party used in measurement of gas received and delivered hereunder. Each party shall notify the other, with at least a 24 hour notice, to witness any such activity.

3.10	The accuracy of the measuring equipment at each Receipt Point shall be verified at intervals not exceeding 180 days and at such other times as may be requested by Seller or Buyer; and if any such verification shall be requested by Seller or Buyer and the measuring equipment is found to be not more than two percent (2%) inaccurate, the expense of such verification shall be borne by the party requesting verification.

3.11	If, upon test, the measuring equipment at any Receipt Point is found to be not more than two percent (2%) inaccurate or amounts to less than 100 MCF, previous readings of such equipment after the last preceding test shall be considered correct, but the equipment shall be adjusted to record accurately. If, at the Receipt Point, on any test, the measuring equipment is found to be inaccurate by an amount exceeding two percent (2%) and amounts to more than 100 MCF, or if at any time the measuring equipment should be out of service or not registering, gas received or delivered through the period during which the measuring equipment was registering inaccurately or was out of service or not registering shall be estimated and agreed upon by use of the first of the following methods which may be applicable:
A.	By using the registration of any check measuring equipment installed by either party if registering accurately; or

B.	By computing the error if the percentage of error is ascertainable by calibration, test, or mathematical calculation; or

C.	By estimating the quantity received or delivered and/or its thermal content by reference to actual receipts or deliveries during preceding periods under similar conditions when the measuring equipment was registering accurately. If the period during which the measuring equipment at the Receipt Point had been registering inaccurately or had been out of service or not registering is not definitely known or agreed upon, correction shall be made for the last half of the time elapsed since the measuring equipment was previously tested and found to be registering within two percent (2%) of accurate or was adjusted to register accurately. All corrections made as above provided shall be made to zero error.
3.12	The charts and/or records from the measuring equipment shall remain the property of the party owning the measuring equipment and shall be kept on file for a period of not less than two (2) years.
4.	Governmental Rules, Regulations and Authorizations
4.1	This Agreement is subject to all valid orders, laws, rules, and regulations of duly constituted governmental authorities having jurisdiction or control over the parties, their facilities or gas supplies, this Agreement, or any provisions hereof. If at any time during term of this Agreement such governmental authority shall take or threaten to take any action, directly or indirectly, whereby the receipt, sale, purchase or delivery of gas as contemplated hereunder shall be proscribed or possibly subjected to terms, conditions, restraints, or regulations, including without limitation by enumeration, rate or price controls or ceilings that, in the reasonable judgment of the party affected, would make performance unprofitable (as demonstrated by the books and records of the affected party) to that party, such party may, upon ninety (90) days written notice, cancel and terminate this Agreement without further liability hereunder except for payment for services or products provided hereunder prior to such cancellation and termination.

4.2	The parties agree to timely file and prosecute all applications, statements, and notices with any governmental regulatory authority having appropriate and applicable jurisdiction.
5.	Force Majeure. Either party shall not be liable for the breach of any express or implied obligation under this Agreement, except for the payment of money due and owing, to the extent such breach is the result of any cause beyond the reasonable control of such party, including, but not limited to, (i) any action by a governmental entity, (ii) storms, floods, earthquakes, acts of terrorism or insurrection, and other acts of God, (iii) sabotage, (iv) war, riot, strike, (v) explosions, breakage or accident to machinery or lines of pipe, freezing of wells or pipelines, (vi) the making of repairs or alterations to pipelines or facilities, or (vii) the inability to secure rights-of-way, leases and/or easements at prices deemed reasonable and necessary in the performing party’s reasonable judgment. The parties’ time for performance of any obligation hereunder (except for payment of amounts due and owing to Buyer or Seller hereunder) shall be tolled during any period of force majeure hereunder, provided however, the tolling period shall not extend past the term of the Agreement, except by mutual agreement.
6.	Audit Rights. All parties hereto shall have the right at any and all reasonable times to examine the books and records of the other party to the extent necessary to verify the accuracy of any statement, charge, computation, or demand made under or pursuant to this Agreement. Any statement or charge shall be final as to both parties hereto unless questioned within two (2) years of the rendering thereof to the other party.
7	Creditworthiness
7.1	Seller shall not be required to commence or continue gas sales under the terms of the Agreement to Buyer, if Buyer:
A.	Fails to make any payment when due and fails to cure such failure within ten (10) days of such due date; or

B.	Fails to demonstrate creditworthiness when reasonably requested by Seller. Seller shall use all means available, including but not limited to previous payment experience and prudent credit analysis, to determine credit worthiness.
7.2.	If either party has reasonable grounds for insecurity regarding performance of any obligation under this Agreement by the other party, such first party may demand adequate assurance of performance from such other party in the form and amount reasonably acceptable to the demanding party. Such assurance may include, but not be limited to, a standby irrevocable letter of credit, a prepayment, a security interest in an asset or performance bond or guaranty. In the event (each an Event of Default) either party or its guarantor shall: (i) make an assignment or any general arrangement for the benefit of creditors; (ii) file a petition or otherwise commence, authorize, or acquiesce in the commencement of a proceeding or case under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against it; (iii) otherwise become bankrupt or insolvent; (iv) be unable to pay its debts as they fall due; (v) have a receiver, provisional liquidator, conservator, custodian, trustee, or other similar official appointed with respect to it or substantially all of its assets; (vi) fail to perform any obligation to the other party with respect to any credit support obligations relating to this Agreement; (vii) fail to give adequate assurance of performance under this Section 7 within 48 hours but at least one day of a written request of the other party; or (viii) not have paid any amount due the other party hereunder on or before the second day following written notice that such payment is due; then the other party shall have the right, at its sole election, to immediately withhold and/or suspend deliveries or receipts of gas upon notice. If an Event of Default has occurred and is continuing, the non-defaulting party shall have the right, by notice to the defaulting party, to designate a day, no earlier than the day such notice is given and no later than 20 days after such notice is given to terminate this Agreement.
8.	Transfer and Warranty of Title. As between the parties hereto, Seller shall be in control and in possession of the gas prior to such gas being received hereunder by Buyer at the Receipt Point(s) and shall be responsible for any damages, losses, or injuries caused thereby; and upon Buyer’s physical receipt of such gas at the Receipt Point(s), Buyer shall thereafter be deemed to be in exclusive control and possession of such gas, and responsible for any injuries, losses, or damages caused thereby; provided, however, neither party shall be indemnified for damages, losses, or injuries caused by its own omissions or negligent acts. Each party hereby warrants to the other that at the time of receipt of delivery of gas hereunder, it will have the right to receive or deliver, as the case may be, such gas, and that such gas shall be free and clear of all liens and adverse claims; and each party agrees, with respect to the gas received or delivered by it, to indemnify the other party against all suits, actions, debts, accounts, damages, costs (including attorney fees), losses, and expenses arising from or out of any adverse claim of any and all persons to or against said gas while that party has responsibility for the gas; PROVIDED, THAT IN NO EVENT WILL A PARTY BE LIABLE TO THE OTHER PARTY FOR PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES OR LOSSES.
9.	Confidentiality. Buyer and Seller agree to keep the content and nature of this Agreement, and any other material or information provided during the negotiation of this Agreement, strictly confidential and to not disclose the nature or contents to any third party without prior written consent from the other party to this Agreement, which consent will not be unreasonably withheld; provided, however that either party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities, in which case the disclosing party agrees to use reasonable efforts to advise the other party prior to making such disclosure.
10.	Descriptive Headings. The descriptive headings of the provisions of this Agreement, including these General Terms and Conditions, are formulated and used for convenience only and shall not be deemed to affect the meaning or construction of any such provision.